Exhibit 99.1

BG Medicine Announces Fiscal 2012 First Quarter Results

Waltham, Mass., May 15, 2012 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the first quarter of fiscal year 2012 and provided a business update. The Company will host a conference call and webcast today, May 15, 2012, beginning at 8:00 a.m. Eastern Time (details follow below).

At March 31, 2012, the Company had consolidated cash and cash equivalents totaling approximately $28.5 million.

For the quarter ended March 31, 2012, the Company reported a consolidated net loss of $7.7 million compared to a consolidated net loss of $3.1 million for the quarter ended March 31, 2011.

Business Update

“Our accomplishments over the past several months have created strong momentum toward achieving our goals for the BGM Galectin-3 TM test, CardioSCORE, and the Company as a whole,” said Eric Bouvier, president and CEO of BG Medicine. “First, in May 2012, we filed a 510(k) to extend the approved labeling indication for the BGM Galectin-3 test to include individuals in the general adult population who are at risk for developing heart failure based on elevated levels of galectin-3. Second, we obtained CE Mark in the European Union for the expanded indication for the BGM Galectin-3 test and we are working with our partners to begin commercialization. Third, results from a sub-study of the CORONA trial, demonstrating the ability to use galectin-3 levels to identify heart failure patients who might benefit from therapy with a common statin drug, Crestor® (rosuvastatin), were recently published online in the European Heart Journal. Finally, we recently announced that Mayo Medical Laboratories is now making galectin-3 testing available to their networks, further demonstration of the increasing interest and demand for the BGM Galectin-3 test.

“In February, we entered into a $15.0 million secured loan facility with General Electric and Comerica and drew down $10.0 million,” continued Mr. Bouvier. “This financing provides us with additional capital to fund our commercialization activities for both Galectin-3 and CardioSCORE.

“In addition to these recent accomplishments, several upcoming milestones will impact the success of BG Medicine in 2012 and beyond,” concluded Mr. Bouvier. “We are focused on the achievement of these milestones and on making both Galectin-3 and CardioSCORE medical and commercial successes.”

Upcoming milestones include:

•

Our automated platform partners for the Galectin-3 test, Abbott, Alere, bioMerieux, and Siemens, are continuing their development of automated versions of the test. We expect that, during 2012, the first of our partners will file for regulatory clearance of its automated version of the test in the United States. In addition, we anticipate that the first of our partners will launch its automated version of the test in Europe by year end.

•	By year end, we expect to receive final approval and pricing for the analyte-specific CPT code for the BGM Galectin-3 test, effective for the 2013 Clinical Laboratory Fee Schedule.

•	We are working with the FDA on the Company’s 510(k) for CardioSCORE with a goal of obtaining FDA clearance by year end.

•

We expect that the complete results and analysis of the BioImage study, which was used as the clinical validation study for CardioSCORE, will be presented at a major scientific conference and published in 2012.

Financial Results

Product revenue for the quarter ended March 31, 2012 increased to $416,000 from $12,000 in the quarter ended March 31, 2011, reflecting increasing demand for the BGM Galectin-3 test. On a sequential quarterly basis, product revenue increased

36% to $416,000 from $307,000 in the quarter ended December 31, 2011. Service revenue decreased to $64,000 in the quarter ended March 31, 2012 from $843,000 in the corresponding period in 2011. In the quarter ended March 31, 2011, service revenue consisted primarily of $700,000 related to an agreement under the HRP initiative. On a sequential quarterly basis, service revenue decreased to $64,000 from $72,000 in the quarter ended December 31, 2011.

Research and development expenses for the quarter ended March 31, 2012 increased to $3.0 million from $1.7 million in the quarter ended March 31, 2011. The increase in expense was due to activity associated with our internal biomarker discovery and development efforts, primarily related to the BGM Galectin-3 test and CardioSCORE programs. On a sequential quarterly basis, research and development expenses increased to $3.0 million from $2.0 million in the quarter ended December 31, 2011.

Selling, general and administrative expenses for the quarter ended March 31, 2012 increased to $4.8 million from $2.0 million in the quarter ended March 31, 2011. Marketing expenses increased $2.1 million, primarily due to marketing activities, personnel-related costs and medical education programs associated with commercialization support for the BGM Galectin-3 test. General and administrative expenses increased $727,000, primarily due to personnel-related costs and expenses related to being a public company. On a sequential quarterly basis, selling, general and administrative expenses increased to $4.8 million from $2.9 million in the quarter ended December 31, 2011.

On February 10, 2012, we entered into a $15.0 million secured loan facility. Initial funding under the facility was $10.0 million, which was received upon closing. Subject to successful achievement of a certain revenue milestone and other customary conditions, we may draw an additional $5.0 million term loan on or before February 10, 2013.

Conference call and web cast

The Company will host a conference call and webcast today beginning at 8:00 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through June 15, 2012. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, passcode 72912543. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (NASDAQ: BGMD) is a life sciences company focused on the discovery, development and commercialization of novel cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3TM test for use in patients with heart failure, is available in the United States and Europe. BG Medicine is also developing CardioSCORE, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352.

Crestor is a registered trademark of the AstraZeneca group of companies.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward our product development and business priorities; our progress in preparing for the launch of the automated versions of our galectin-3 test by our partners in 2012; our expectations regarding the timing of the launch of automated versions for our galectin-3 test in Europe; our expectations regarding our automated platform partners plans and timing for filing 510(k)’s for their automated versions of the galectin-3 test; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; our expectations regarding the potential timing of FDA clearance for CardioSCORE; and our expectations regarding future presentations of data from the Bioimage study. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2012	2011
	(in thousands, except share and per share data)
	(unaudited)
Revenue:
Product revenue	$416	$12
Service revenue	64	843

Total revenue	480	855

Costs and Operating Expenses:
Cost of product revenue	147	4
Cost of service revenue	64	147
Research and development	2,980	1,713
Selling, general and administrative	4,789	1,987

Total costs and operating expenses	7,980	3,851

Loss from operations	(7,500)	(2,996)

Interest income	—	8
Interest expense	(153)	(91)
Other expense	(10)	(52)

Net loss	(7,663)	(3,131)

Accretion of redeemable convertible preferred stock	—	(118)

Net loss attributable to common stockholders	$(7,663)	$(3,249)

Net loss attributable to common stockholders per share - basic and diluted	$(0.38)	$(0.27)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	19,977,632	12,176,870

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,952	$23,874
Restricted cash	561	565
Accounts receivable	205	115
Inventory	528	212
Prepaid expenses and other current assets	891	550

Total current assets	30,137	25,316

Property and equipment, net	327	301
Intangible assets, net	435	456
Deposits and other assets	210	37

Total assets	$31,109	$26,110

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$265	$—
Accounts payable	1,312	487
Accrued expenses	4,302	3,348
Deferred revenue and customer deposits	1,293	1,368

Total current liabilities	7,172	5,203

Term loan, net of current portion	9,505	—
Warrant liability	26	15

Total liabilities	16,703	5,218

Stockholders’ equity
Common stock	20	20
Additional paid-in capital	135,369	134,192
Accumulated deficit	(120,983)	(113,320)

Total stockholders’ equity	14,406	20,892

Total liabilities and stockholders’ equity	$31,109	$26,110